EXHIBIT NO. 99.1
The X-Change Corporation
File No. 002-41703
Form 8-K
Report date: September 20, 2010


PRESS RELEASE
FOR IMMEDIATE RELEASE

      The X-Change Corporation Announces Acquisition of Cybertel USA, Inc.

LOS  ANGELES,   CALIFORNIA--September   20,  2010.   The  X-Change   Corporation
(OTC:XCHCD.PK) today announce that it has signed an agreement to acquire Cybertel USA, Inc., based in Los Angeles, California. X-Change will pay $800,000 cash to the shareholders of Cybertel USA in exchange for 100 percent of the stock of Cybertel USA stock.

Cybertel USA sells a software-based office telephone system commonly known as a "virtual office" phone system. The system uses the internet to deliver all the features of a PBX without the costly set-up and expensive hardware found in such systems. Cybertel's virtual system seamlessly integrates multiple locations and remote employees, supporting home and traditional offices and companies that have employees working in both types of location. Cybertel USA's system offers free unlimited long distance calling anywhere in the US and Canada, free local number per user, 24/7 customer support, a virtual office and virtual receptionist menu, and support for mobile and "landline" phones.

In addition, Cybertel USA offers voicemail, conference calling, call on hold, and many other features. Subscribers can transfer their existing number or choose a regular or toll-free number in the US or in 32 other countries. To facilitate international dialing, Cybertel USA offers low-rate calling cards with pinless dialing.

Cybertel USA is a California corporation. Company management includes experienced technology entrepreneurs and business professionals from the consumer, finance, and technology sectors. Cybertel USA addresses the increasing use of work from home by employees in widely separated offices. Cybertel USA's services are delivered through its commercial resellers, serving the US, the European Union, the Middle East , Central and South America, and the Far East. Additional distribution channels are being developed.

Company management believes that continued acquisitions in the telecommunications field would increase the value of the company. It is anticipated that two additional acquisitions will be negotiated in relation to the Cybertel USA acquisition. Cybertel USA will close prior to October 30, 2010. Existing shareholders are providing financing for this acquisition.

A note on X-Change's trading symbol: The temporary symbol XCHCD will revert to the original symbol, XCHC, in the near future.

About The X-Change Corporation
   The X-Change Corporation is a publicly traded company. In March 2010, X-Change began a restart after a period of dormancy. Management believes that the new direction indicated by the acquisition of Cybertel USA, Inc.
   (http://www.cybertelusa.com)          and         Genesis-Key,          Inc.,
   (http://www.genesis-key.com) will build shareholder value.

Forward-Looking Statements
   This Press Release includes forward-looking statements. A statement containing works such as "anticipate," "seek," intend," "believe," "plan," "estimate," "expect," "project," "plan," or similar phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the events or results anticipated by these forward-looking statements may not occur. The X-Change Corporation does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Contact Information
   Haviland Wright, President & CEO
   Email: info@xchccorp.com
   Tel:  1 (310) 916-9263
   Web:  www.xchccorp.com

Source: The X-Change Corporation

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